As filed with the Securities and Exchange Commission on June 12, 2001.

                                             Registration No. 333-52404

                                                                   1
               SECURITIES AND EXCHANGE COMMISSION
	             Washington, D.C.  20549

	                 AMENDMENT NO. 1
                              To
                           FORM S-8

                   Registration Statement Under
                    The Securities Act of 1933

	               SEARCHHOUND.COM, INC.
        (Exact name of registrant as specified in its charter)

       Nevada                                             91-1942841
(State or other jurisdiction                           (I.R.S. Employer
of incorporation)                                      Identification No.)

	      BOARD OF DIRECTORS COMPENSATION PLAN
                             AND
	         EMPLOYEE STOCK PURCHASE PLAN
	            (Full title of plans)

                  Dave L. Mullikin, President
                    SearchHound.com, Inc.
                      1700 Wyandotte
                   Kansas City, MO 64108
	     (Name and address for agent of service)

	              (816) 960-3777
	    (Telephone number, including area
	       code, for agent of service)


                CALCULATION OF REGISTRATION FEE

Title of Securities          Common Stock,
to be registered:        par value $0.001 per share


Amount to be
registered 1/                 1,500,000

Proposed maximum
offering price
per share 2/                      $0.22

Proposed maximum
aggregate offering
price                          $330,000

Amount of
registration fee                $375.00

1/ Includes such additional indeterminate number of shares as may be issuable pursuant to applicable antidilution provisions. All shares registered hereundershall be issuable only pursuant to the Employee Stock Purchase Plan.

2/Calculated in accordance with the provisions of Rule 457(c) using the average of the bid and asked prices reported by the National Quotation Bureau for over-the-counter trading for June 8, 2001.







                                                                   2

	STATEMENT OF INFORMATION INCORPORATED BY REFERENCE

	The contents within the Corporation's Registration Statement on Form S-8 filed with the Securities Exchange Commission on December 21, 2000 (File No. 333-52404) are incorporated herein by reference.



Item 8.    Exhibits.

     Exhibit No.        Description
            4.1         SearchHound.com, Inc. Employee Stock Purchase Plan.
            5.2         Opinion of Bryan Cave LLP as to the validity of the
                        issuance of the securities being registered.
           23.3 	Consent of Clevenger & Haywood CPA, P.C.
           23.4		Consent of Bryan Cave LLP (included in Exhibit 5.2
                        hereto).








                                                                   3

                          SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has caused this Registration Statement to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on this 7th day of June, 2001.


                                      SEARCHHOUND.COM, INC.



                                      By /s/ Dave L. Mullikin
                                         Dave L. Mullikin
                                         President, Chief Executive Officer
                                         and Chief Financial Officer









                                                                   4

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

   Signature                    Title                              Date


/s/ Dave L. Mullikin     President, Chief Executive Officer,     May 31, 2001
Dave L. Mullikin         Chief Financial Officer and Director


/s/ Brad Cohen           Executive Vice President, Secretary,    May 31, 2001
Brad Cohen               Treasurer and Director


/s/ John Flanders        Director                                May 31, 2001
John Flanders


/s/ Art Fillmore         Director                                May 31, 2001
Art Fillmore








                                                                   5
Exhibit 4.1

            SearchHound.com, Inc. Employee Stock Purchase Plan

All full-time (40 hours) employees of SearchHound.com, Inc. will be eligible for an Employee Stock Purchase Plan. The ESPP plan will allow permanent employees the option to buy stock up to 20% of your salary.

The ESPP will be a monthly plan giving you the opportunity to purchase stock, through convenient payroll deductions, at the stock price on the grant date. The grant date will be the last business day of each month. The money used to purchase your stock is post-taxed dollars. This deduction will be shown on your paycheck stub during each pay period.

The ESPP program will continue for a three-month period, and you will have the ability to re-enroll every three months. Whatever the amount you elect to have deducted from your pay check will be used to purchase your stock after each month.

The purchase price will be determined at the end of the last business day of each month using either the average daily balance for the month or the closing price on the last business day of each month, which ever is lower.

Your shares can be sold as soon as you receive them. We suggest that you open a brokerage account whereby the employee can easily deposit the certificate. The tax consequences of the sale will depend on how long you hold the shares. You should be aware of the tax consequences, and obtain advice from outside accountant. Also, you should be aware of the fact you may be considered an insider to the company and be subject to insider guidelines from the SEC.

Once you submit your request it is locked in for the three-month duration. The program will allow you to buy more stock, but never a lower amount.
You must have your request in no later than one week before payday. You will need to fill out another ESPP enrollment form if you decide to increase your purchase amount, (which you can obtain from your Human Resource Representative). You will not have the ability to lower your percentage until the plan has ended, and you sign up for the new three-month plan.

If you elect to participate in the ESPP, you will have the right as a shareholder when shares have actually been purchased. Purchasing will occur on the last day at the end of each month.

SearchHound.com, Inc. will pay all expenses of preparing the ESPP, registering under federal and state securities laws, listing on the Over The Counter-Bulletin Board, and administering the plan.





                                                                   6

Exhibit 5.2
                         Bryan Cave LLP
                    3500 One Kansas City Place
                        1200 Main Street
                 Kansas City, Missouri 64105-2100
                        (816) 374-3200
                    Facsimile: (816) 374-3300

                          June 12, 2001


SearchHound.com, Inc.
1700 Wyandotte
Kansas City, MO 64108

Ladies and Gentlemen:

We have acted as counsel to SearchHound.com, Inc., a Nevada corporation
(the "Corporation"), in connection with the registration under the Securities Act of 1933, as amended, on an amended Form S-8 (the "Registration Statement"). The Registration Statement provides for the registration of an additional 1,500,000 shares of the Corporation's Class A Common stock par value $0.001 per share, (the "Common Stock") reserved for issuance to employees and consultants in lieu of compensation for services rendered to the Corporation in accordance with the SearchHound.com, Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") and the Board of Directors of the Corporation pursuant to the SearchHound.com, Inc Board of Directors Compensation Plan.
All additional shares of Common Stock registered under the Registration Statement shall be issuable only pursuant to the Employee Stock Purchase Plan and are herein referred to as "the Shares." As such counsel, we have examined and relied upon originals or copies, certified or otherwise, identified to our satisfaction of such corporate records, agreements, documents, instruments and certificates of officers and representatives of the Corporation and have made such investigations of law, as we deem necessary or appropriate in order to enable us to render the opinion expressed below. Based upon the foregoing, and reliance thereon, we are of the opinion that the Shares have been duly and validly authorized for issuance and will be, when issued and delivered pursuant to the Employee Stock Purchase Plan, fully paid and nonassessable.The opinion stated herein, is as of the date hereof, and we assume no obligation to update or supplement this legal opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. This legal opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.
We consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,
/s/ Bryan Cave LLP
Bryan Cave LLP





                                                                   7

Exhibit 23.2
                     CONSENT OF INDEPENDENT AUDITOR

I consent to the incorporation by reference in this Registration Statement of SearchHound.com, Inc. on the amended Form S-8 of my report dated
April 13, 2001, included in the Annual Report on Form 10-KSB of
SearchHound.com, Inc. for the year ended December 31, 2000.


                                       /s/ Clevenger & Haywood CPA, P.C.
                                       ------------------------------------
                                       Clevenger & Haywood CPA, P.C.
                                       Parkville, Missouri
                                       Date: June 6, 2001